UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. ___)*

                                 Go-Video, Inc.
                                (Name of Issuer)

                         Common Stock, $0.001 Par Value
                         (Title of Class of Securities)

                                                    380198-10-1
                                 (CUSIP Number)

                                 April 28, 1998
             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)
         [x] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 380198-10-1

1        Names of Reporting Persons or
         S.S. or I.R.S. Identification Nos. of Above Person

                  Kirr, Marbach & Company, LLC

2        Check the Appropriate Box                   (a) [x]
         if a Member of a Group                      (b) [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

                  Indiana

NUMBER OF                  5        Sole Voting Power
SHARES
BENEFICIALLY                          0
OWNED BY
EACH                       6        Shared Voting Power
REPORTING
PERSON WITH                           668,400

                           7        Sole Dispositive Power

                                      0

                           8        Shared Dispositive Power

                                      668,400

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  668,400

10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                  Not Applicable

11       Percent of Class Represented by Amount in Row (9)

                  5.3%

12       Type of Reporting Person

         IA

                                  SCHEDULE 13G

CUSIP No. 380198-10-1

1        Names of Reporting Persons or
         S.S. or I.R.S. Identification Nos. of Above Person

                  621 Partners, L.P.

2        Check the Appropriate Box                   (a) [x]
         if a Member of a Group                      (b) [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

                  Indiana

NUMBER OF                  5        Sole Voting Power
SHARES
BENEFICIALLY                          0
OWNED BY
EACH                       6        Shared Voting Power
REPORTING
PERSON WITH                           135,800

                           7        Sole Dispositive Power

                                      0

                           8        Shared Dispositive Power

                                     135,800

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  135,800

10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                  Not Applicable

11       Percent of Class Represented by Amount in Row (9)

                  1.1%

12       Type of Reporting Person

         IA

                                  SCHEDULE 13G

CUSIP No. 380198-10-1

1        Names of Reporting Persons or
         S.S. or I.R.S. Identification Nos. of Above Person

                  R. Weil & Associates

2        Check the Appropriate Box                   (a) [x]
         if a Member of a Group                               (b) [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

                  New York

NUMBER OF                  5        Sole Voting Power
SHARES
BENEFICIALLY                          0
OWNED BY
EACH                       6        Shared Voting Power
REPORTING
PERSON WITH                           369,000

                           7        Sole Dispositive Power

                                      0

                           8        Shared Dispositive Power

                                     369,000

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  369,000

10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                  Not Applicable

11       Percent of Class Represented by Amount in Row (9)

                  2.9%

12       Type of Reporting Person

         IA

                                  SCHEDULE 13G

CUSIP No. 380198-10-1

1        Names of Reporting Persons or
         S.S. or I.R.S. Identification Nos. of Above Person

                  Appleton Associates

2        Check the Appropriate Box                   (a) [x]
         if a Member of a Group                      (b) [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

                  New York

NUMBER OF                  5        Sole Voting Power
SHARES
BENEFICIALLY                          0
OWNED BY
EACH                       6        Shared Voting Power
REPORTING
PERSON WITH                           163,600

                           7        Sole Dispositive Power

                                      0

                           8        Shared Dispositive Power

                                      163,600

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  163,600

10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                  Not Applicable

11       Percent of Class Represented by Amount in Row (9)

                  1.3%

12       Type of Reporting Person

         IA

                                  SCHEDULE 13G

CUSIP No. 380198-10-1

1        Names of Reporting Persons or
         S.S. or I.R.S. Identification Nos. of Above Person

                  David M. Kirr

2        Check the Appropriate Box                   (a) [x]
         if a Member of a Group                      (b) [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

                  USA

NUMBER OF                  5        Sole Voting Power
SHARES
BENEFICIALLY                          98,100
OWNED BY
EACH                       6        Shared Voting Power
REPORTING
PERSON WITH                            0

                           7        Sole Dispositive Power

                                     98,100

                           8        Shared Dispositive Power

                                        0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  98,100

10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                  Not Applicable

11       Percent of Class Represented by Amount in Row (9)

                  0.8%

12       Type of Reporting Person

                  IN

                                  SCHEDULE 13G

CUSIP No. 380198-10-1

1        Names of Reporting Persons or
         S.S. or I.R.S. Identification Nos. of Above Person

                  Gregg T. Summerville

2        Check the Appropriate Box                   (a) [x]
         if a Member of a Group                      (b) [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

                  USA

NUMBER OF                  5        Sole Voting Power
SHARES
BENEFICIALLY                          44,000
OWNED BY
EACH                       6        Shared Voting Power
REPORTING
PERSON WITH                            0

                           7        Sole Dispositive Power

                                     44,000

                           8        Shared Dispositive Power

                                        0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  44,000

10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                  Not Applicable

11       Percent of Class Represented by Amount in Row (9)

                  0.4%

12       Type of Reporting Person

                  IN

                                  SCHEDULE 13G

CUSIP No. 380198-10-1

1        Names of Reporting Persons or
         S.S. or I.R.S. Identification Nos. of Above Person

                  Mickey Kim

2        Check the Appropriate Box                   (a) [x]
         if a Member of a Group                      (b) [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

                  USA

NUMBER OF                  5        Sole Voting Power
SHARES
BENEFICIALLY                          13,900
OWNED BY
EACH                       6        Shared Voting Power
REPORTING
PERSON WITH                            0

                           7        Sole Dispositive Power

                                     13,900

                           8        Shared Dispositive Power

                                        0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  13,900

10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                  Not Applicable

11       Percent of Class Represented by Amount in Row (9)

                  0.1%

12       Type of Reporting Person

                  IN

                                  SCHEDULE 13G

CUSIP No. 380198-10-1

1        Names of Reporting Persons or
         S.S. or I.R.S. Identification Nos. of Above Person

                  Cassandra A. Banister

2        Check the Appropriate Box                   (a) [x]
         if a Member of a Group                      (b) [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

                  USA

NUMBER OF                  5        Sole Voting Power
SHARES
BENEFICIALLY                          4,300
OWNED BY
EACH                       6        Shared Voting Power
REPORTING
PERSON WITH                            0

                           7        Sole Dispositive Power

                                     4,300

                           8        Shared Dispositive Power

                                        0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  4,300

10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                  Not Applicable

11       Percent of Class Represented by Amount in Row (9)

                  0.0%

12       Type of Reporting Person

                  IN

                                  SCHEDULE 13G

CUSIP No. 380198-10-1

1        Names of Reporting Persons or
         S.S. or I.R.S. Identification Nos. of Above Person

                  Donita C. Compton

2        Check the Appropriate Box                   (a) [x]
         if a Member of a Group                      (b) [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

                  USA

NUMBER OF                  5        Sole Voting Power
SHARES
BENEFICIALLY                          2,700
OWNED BY
EACH                       6        Shared Voting Power
REPORTING
PERSON WITH                            0

                           7        Sole Dispositive Power

                                     2,700

                           8        Shared Dispositive Power

                                        0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,700

10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                  Not Applicable

11       Percent of Class Represented by Amount in Row (9)

                  0.0%

12       Type of Reporting Person


         IN

                                  SCHEDULE 13G

CUSIP No. 380198-10-1

1        Names of Reporting Persons or
         S.S. or I.R.S. Identification Nos. of Above Person

                  Debbie N. Malone

2        Check the Appropriate Box                   (a) [x]
         if a Member of a Group                      (b) [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

                  USA

NUMBER OF                  5        Sole Voting Power
SHARES
BENEFICIALLY                          3,600
OWNED BY
EACH                       6        Shared Voting Power
REPORTING
PERSON WITH                            0

                           7        Sole Dispositive Power

                                     3,600

                           8        Shared Dispositive Power

                                        0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  3,600

10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                  Not Applicable

11       Percent of Class Represented by Amount in Row (9)

                  0.0%

12       Type of Reporting Person

         IN

                                  SCHEDULE 13G

CUSIP No. 380198-10-1

1        Names of Reporting Persons or
         S.S. or I.R.S. Identification Nos. of Above Person

                  Lois A. McGathey

2        Check the Appropriate Box                   (a) [x]
         if a Member of a Group                      (b) [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

                  USA

NUMBER OF                  5        Sole Voting Power
SHARES
BENEFICIALLY                          9,100
OWNED BY
EACH                       6        Shared Voting Power
REPORTING
PERSON WITH                            0

                           7        Sole Dispositive Power

                                      9,100

                           8        Shared Dispositive Power

                                        0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  9,100

10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                  Not Applicable

11       Percent of Class Represented by Amount in Row (9)

                  0.1%

12       Type of Reporting Person

         IN

                                  SCHEDULE 13G

CUSIP No. 380198-10-1

1        Names of Reporting Persons or
         S.S. or I.R.S. Identification Nos. of Above Person

                  Karen S. Sluder

2        Check the Appropriate Box                   (a) [x]
         if a Member of a Group                      (b) [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

                  USA

NUMBER OF                  5        Sole Voting Power
SHARES
BENEFICIALLY                          250
OWNED BY
EACH                       6        Shared Voting Power
REPORTING
PERSON WITH                            0

                           7        Sole Dispositive Power

                                      250

                           8        Shared Dispositive Power

                                        0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  250

10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                  Not Applicable

11       Percent of Class Represented by Amount in Row (9)

                  0.0%

12       Type of Reporting Person

                  IN

                                  SCHEDULE 13G

CUSIP No. 380198-10-1

1        Names of Reporting Persons or
         S.S. or I.R.S. Identification Nos. of Above Person

                  Mary A. Schoettelkotte

2        Check the Appropriate Box                   (a) [x]
         if a Member of a Group                      (b) [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

                  USA

NUMBER OF                  5        Sole Voting Power
SHARES
BENEFICIALLY                          1,150
OWNED BY
EACH                       6        Shared Voting Power
REPORTING
PERSON WITH                            0

                           7        Sole Dispositive Power

                                      1,150

                           8        Shared Dispositive Power

                                        0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  1,150

10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                  Not Applicable

11       Percent of Class Represented by Amount in Row (9)

                  0.0%

12       Type of Reporting Person

         IN

                                  SCHEDULE 13G

CUSIP No. 380198-10-1

1        Names of Reporting Persons or
         S.S. or I.R.S. Identification Nos. of Above Person

                  Patsy A. Kaisher

2        Check the Appropriate Box                   (a) [x]
         if a Member of a Group                      (b) [ ]

3        SEC Use Only

4        Citizenship or Place of Organization

                  USA

NUMBER OF                  5        Sole Voting Power
SHARES
BENEFICIALLY                          1,900
OWNED BY
EACH                       6        Shared Voting Power
REPORTING
PERSON WITH                            0

                           7        Sole Dispositive Power

                                     1,900

                           8        Shared Dispositive Power

                                        0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                  1,900

10       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares

                  Not Applicable

11       Percent of Class Represented by Amount in Row (9)

                  0.0%

12       Type of Reporting Person

                  IN

         This Schedule 13G is being filed to accomplish the conversion by the Reporting Persons from reporting on Schedule 13D to reporting on Schedule 13G as permitted for Passive Investors pursuant to the rules adopted in Exchange Act Release 39538 issued January 12, 1998.

Item 1 (a)        Name of Issuer:

                           Go-Video, Inc.

Item 1 (b)        Address of Issuer's Principal Executive Offices:

                           7835 East McClain Drive
                           Scottsdale, Arizona 85260-1732

Item 2 (a)        Name of Person Filing:

                           This Statement is being filed on behalf of a group (the "Group") consisting of Kirr, Marbach & Company, LLC ("Kirr Marbach"), a registered investment adviser, which is the managing general partner of three investment limited partnerships that hold securities of the Issuer: 621 Partners, L.P., an Indiana limited partnership ("621 Partners"), R. Weil & Associates, a New York limited partnership ("R. Weil")and Appleton Associates, a New York limited partnership ("Appleton"); three members of Kirr
                           Marbach: David M. Kirr, Terry B. Marbach and Gregg T. Summerville; and certain employees of Kirr Marbach (each employee's position with Kirr Marbach is indicated in parentheses following the individual's name): Cassandra A. Banister (portfolio manager); Donita C. Compton (equity trader); Debbie N. Malone (administrative staff); Lois A. McGathey (administrative staff); Karen S. Sluder (administrative staff); Mary A. Schoettelkotte
                           (administrative staff); and Patsy A. Kaisher (administrative staff).

Item 2 (b) Address of Principal Business Office, or if none, Residence:

                           The business address of Kirr Marbach and each of the members and employees in the Group is 621 Washington Street, Columbus, IN 47201.

Item 2 (c)        Citizenship:

                           Kirr Marbach is a limited liability company organized under the laws of the State of Indiana, 621 Partners is an Indiana limited partnership, R. Weil and Appleton are both New York limited partnerships, and each of the individual members of the Group is a United States Citizen.

Item 2 (d)        Title of Class of Securities:

                           Common Stock, $0.001 Par Value (the "Common Stock")

Item 2 (e)        CUSIP Number:

                           380198-10-1

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c):

                    A.   [ ] Broker or Dealer registered under Section 15 of the
                         Act

                    B.   [ ] Bank as defined in section 3(a)(6) of the Act

                    C. [ ] Insurance Company as defined in section 3(a)(19) of the Act

                    D. [ ] Investment company registered under section 8 of the Investment Company Act

                    E. [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(1)(ii)(E)

                    F. [ ] An Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)

                    G. [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G)

                    H. [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

                    I.   [    ]    Group,    in    accordance    with    Section
                         240.13d-1(b)(1)(ii)(J)

                    J.   [x]    Group,     in     accordance     with    section
                         240.13d-1(b)(1)(ii)(H)

          If this statement is being filed pursuant to Section 240.13d-1(c), check this box [x]

Item 4   Ownership:

                           The Group beneficially owns in the aggregate 847,400 shares (6.8%) of the Common Stock. The information on the cover pages (pages 2-15) is incorporated by reference. (Percentages are calculated on the basis of 12,539,189 outstanding shares of Common Stock as reported in the Issuer's Form 10-Q for the Quarter ended December 31, 1997 as filed on February 13, 1998.)

Item 5 Ownership of Five Percent or less of a Class:

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6 Ownership of More than Five Percent on Behalf of Another Person:

                           Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                           Not Applicable.

Item 8 Identification and Classification of Members of the Group:

                           Not Applicable.

Item 9   Notice of Dissolution of Group:

                           Not Applicable.

Item 10  Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 27, 1998



Kirr, Marbach & Company, LLC

By /s/ Mickey Kim



621 Partners, L.P.
By /s/ Mickey Kim



R. Weil & Associates

By /s/ Mickey Kim



Appleton Associates

By /s/ Mickey Kim



/s/ David M. Kirr
David M. Kirr


/s/ Gregg T. Summerville
Gregg T. Summerville


/s/ Mickey Kim
Mickey Kim



/s/ Cassandra A. Banister
Cassandra A. Banister


/s/ Donita C. Compton
 Donita C. Compton


/s/ Patsy A. Kaisher
Patsy A. Kaisher


/s/ Debbie N. Malone
 Debbie N. Malone


/s/ Lois A. McGathey
Lois A. McGathey


/s/ Mary A. Schoettelkotte
Mary A. Schoettelkotte


/s/ Karen S. Sluder
Karen S. Sluder